As filed with the Securities and Exchange Commission on September 4, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INERGY MIDSTREAM, L.P.*

NRGM FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	5960	20-1647837
Delaware	5960	46-1429970
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181	Michael J. Campbell Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gillian A. Hobson

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price	Amount of registration fee(1)
6.0% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$68,200
Guarantees of 6.0% Senior Notes due 2020 (2)	N/A	N/A	N/A	N/A

(1)	Determined in accordance with Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933, as amended.
*	Includes certain subsidiaries of Inergy Midstream, L.P. identified on the following pages.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Arlington Storage Company, LLC

(Exact name of registrant as specified in its charter)

Delaware	26-1179687
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Central New York Oil And Gas Company, L.L.C.

(Exact name of registrant as specified in its charter)

New York	76-0519844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Finger Lakes LPG Storage, LLC

(Exact name of registrant as specified in its charter)

Delaware	20-3143796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Gas Marketing, LLC

(Exact name of registrant as specified in its charter)

Delaware	70-620818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Pipeline East, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-1995912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Storage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3143861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

US Salt, LLC

(Exact name of registrant as specified in its charter)

Delaware	59-3525498
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Crude Logistics, LLC

(Exact name of registrant as specified in its charter)

Delaware	30-0585080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Terminals, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-4762190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Dakota Pipeline, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-4761975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Inergy Midstream Operations, LLC

(Exact name of registrant as specified in its charter)

Delaware	37-1709059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2013

PROSPECTUS

Inergy Midstream, L.P.

NRGM Finance Corp.

Offer to Exchange

up to

$500,000,000 of 6.0% Senior Notes due 2020

that have been registered under the Securities Act of 1933

for

$500,000,000 of 6.0% Senior Notes due 2020

that have not been registered under the Securities Act of 1933

The exchange offer and withdrawal rights will expire at

12:01 a.m., New York City time, on                     , 2013, unless extended.

We are offering to exchange up to $500,000,000 aggregate principal amount of our new 6.0% Senior Notes due 2020, which have been registered under the Securities Act of 1933, or the “Securities Act,” referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 6.0% Senior Notes due 2020, referred to in this prospectus as the “old notes.” We issued the old notes on December 7, 2012 in a transaction not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The old notes and the new notes are collectively referred to in this prospectus as the “notes,” and they will be treated as a single class under the indenture governing them.

Please read “Risk Factors” beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.

We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are substantially identical to the old notes, except that the transfer restrictions, registration rights and provisions for additional interest applicable to the old notes do not apply to the new notes. Please read “Description of New Notes” for more details on the terms of the new notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to this offering must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2013.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “SEC” or “Commission.” In making your decision to participate in this exchange offer, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Inergy Midstream, L.P., Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112; telephone number: (816) 842-8181. To obtain timely delivery, you must request the information no later than                 , 2013.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements include statements that are not historical in nature and statements preceded by, followed by or that contain forward-looking terminology, including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability complete our growth projects;

•	our ability to generate stable cash flows;

•	our ability to complete the Crestwood Merger (as defined below) in calendar 2013;

•

our expectation that we will enter into a new $1 billion revolving credit facility in conjunction with the Crestwood Merger and use proceeds thereof to repay and retire our existing credit facility and the existing credit facilities of Crestwood Midstream Partners LP and Crestwood Marcellus Midstream LLC;

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of, and demand for, natural gas and natural gas liquids (“NGLs”);

•	weather conditions;

•	industry factors that influence the demand for natural gas storage and transportation capacity in the Northeast;

•	industry factors that influence the demand for crude oil storage and transportation capacity in North Dakota;

•	costs or difficulties related to the integration of our existing businesses and acquisitions that may be greater than expected;

•	economic conditions;

•	the availability of natural gas and NGLs, and the price of natural gas and NGLs, to consumers compared to the price of alternative and competing fuels;

•	environmental claims;

•	interest rates; and

•	the price and availability of debt and equity financing.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

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SUMMARY

This summary highlights information included in or incorporated by reference into this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference into this prospectus and the “Risk Factors” section beginning on page 8 of this prospectus.

Throughout this prospectus, unless otherwise indicated or the context otherwise requires, when we use the terms “we,” “us,” “our,” or “Inergy Midstream, L.P.,” we are referring to Inergy Midstream, L.P. and its operating subsidiaries, including the co-issuer of the notes offered hereby, NRGM Finance Corp. or “Finance Corp.” “Inergy” or “NRGY” refers to Inergy, L.P., the parent company of NRGM GP, LLC, our general partner.

Inergy Midstream, L.P.

Inergy Midstream, L.P. (NYSE: NRGM) is predominantly fee-based, growth-oriented partnership that develops, acquires, owns and operates midstream energy assets. We have three reporting segments: storage and transportation operations, salt operations and crude operations. Our storage and transportation reporting segment includes four natural gas storage facilities that have an aggregate working gas storage capacity of approximately 41.0 Bcf; natural gas pipeline facilities with 905 MMcf/d of transportation capacity; and a 1.5 million barrel NGL storage facility. Our salt reporting segment includes the assets and operations of our wholly-owned subsidiary, US Salt, LLC (“US Salt”), a leading solution mining and salt production company. Our crude reporting segment includes a crude oil loading terminal, storage facility and interconnecting pipeline facilities (the “COLT Hub”) located in North Dakota.

Our non-economic general partner interest is held by our general partner, NRGM GP, LLC (“NRGM GP”), which is indirectly owned by Inergy. On June 19, 2013, Crestwood Holdings LLC (“Crestwood Holdings”) indirectly purchased NRGY GP, LLC, the general partner of Inergy. Please read “— Recent Developments—Pending Crestwood Merger and Precedent Transactions.”

Our primary business objective is to increase the cash distributions that we pay to our unitholders by growing our business through the development, acquisition and operation of additional midstream assets near production and demand centers. An integral part of our growth strategy is the continued development of our platform of interconnected natural gas assets in the Northeast that can be operated as an integrated storage and transportation hub. For example, because we believe storage and transportation customers value operating flexibility, we expect to increase the interconnectivity between our natural gas assets and third-party pipelines, thereby resulting in increased demand for our services. We also expect our growth strategy to reflect our desire to diversify our operations, in terms of both our geographic footprint and the type of midstream services we provide to customers. Our recent acquisition of the COLT Hub and the pending Crestwood Merger (as defined below) are consistent with these objectives.

Our principal executive office is located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. Our telephone number is (816) 842-8181. Our common units trade on the New York Stock Exchange under the symbol “NRGM.”

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Recent Developments

Pending Crestwood Merger and Precedent Transactions

On May 5, 2013, we, NRGY and certain of our affiliates entered into a series of definitive agreements with Crestwood Holdings and certain of its affiliates whereby, among other things, (i) NRGY agreed to distribute to its common unitholders all of the Inergy Midstream common units owned by NRGY; (ii) Crestwood Holdings agreed to purchase the general partner of NRGY, which would effectively result in Crestwood Holdings’ acquisition of control of our general partner; (iii) Crestwood Holdings agreed to contribute to NRGY ownership of Crestwood’s general partner and incentive distribution rights; and (iv) Crestwood Midstream Partners LP (“Crestwood”) agreed to merge with Intrepid Merger Sub, LLC, our wholly-owned subsidiary, in a merger in which Crestwood unitholders would receive 1.07 Inergy Midstream common units for each Crestwood common unit they own (the “Crestwood Merger”). As part of the Crestwood Merger, Crestwood’s non-affiliated public unitholders would also receive a one-time $35 million cash payment at the closing of the Crestwood Merger, $25 million of which would be payable by us and $10 million of which would be payable by Crestwood Holdings.

On June 18, 2013, NRGY distributed to its unitholders approximately 56.4 million Inergy Midstream common units, representing all of the Inergy Midstream common units held by NRGY. On June 19, 2013, Crestwood Holdings acquired ownership of NRGY’s general partner and contributed to NRGY ownership of Crestwood’s general partner and incentive distribution rights. As a result of these transactions, Crestwood Holdings owns the general partner of NRGY and, through NRGY’s ownership of our general partner, controls us.

The completion of the Crestwood Merger is subject to satisfaction or waiver of customary closing conditions, including, among others, approval of the Agreement and Plan of Merger dated May 5, 2013 (the “Merger Agreement”) by Crestwood’s unitholders at a special meeting of unitholders. The Merger Agreement contains customary representations and warranties and also contains customary covenants and agreements, including covenants and agreements relating to the conduct of each of our and Crestwood’s respective businesses between the date of the signing of the Merger Agreement and the closing date of the Crestwood Merger. The Merger Agreement contains certain termination rights for both us and Crestwood. For more information, please see our Current Report on Form 8-K, filed with the SEC on May 9, 2013, which is incorporated herein by reference.

Crestwood is a publicly-traded Delaware limited partnership that was formed on January 30, 2007. Crestwood’s general partner interest is held by its general partner, CMLP GP, LLC, which is indirectly controlled by Crestwood Holdings. First Reserve Management, L.P. (“First Reserve”) owns a significant equity interest in Crestwood Holdings.

Crestwood owns and operates predominately fee-based gathering, processing, treating and compression assets servicing producers in the Marcellus Shale in northern West Virginia, the Barnett Shale in north Texas, the Fayetteville Shale in northwestern Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico and the Haynesville/Bossier Shale in western Louisiana. As of December 31, 2012, Crestwood managed approximately 849 miles of natural gas gathering pipelines, and NGLs, gas lift, residue and production lines that range in size from four to twenty inches in diameter.

Crestwood conducts all of its operations in the midstream sector with eight operating segments, four of which are reportable segments. These operating segments reflect how Crestwood manages its operations and are reflective of primary geographic areas in which Crestwood operates. The reportable segments consist of Barnett, Marcellus, Fayetteville and Granite Wash. Crestwood’s operating segments are engaged in gathering, processing, treating, compression, transportation and sales of natural gas and the delivery of NGLs in the United States. For more information, please see Item 1 “Business” in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013 and which is incorporated herein by reference and subsequent Quarterly Reports on Form 10-Q which are incorporated herein by reference.

Entry into New Credit Facility

Contemporaneously with the closing of the Crestwood Merger, we expect to enter into a new five-year senior secured credit facility under which at least $1 billion of cash borrowing capacity will be made available to us and our subsidiaries by a syndicate of financial institutions. We intend to borrow funds under the new revolving credit facility (i) to repay in full and retire our existing $600 credit facility, Crestwood’s existing $550 million revolving credit facility, and Crestwood Marcellus Midstream LLC’s (“CMM”) existing $200 million revolving credit facility; (ii) to pay fees and expenses relating to the Crestwood business combination; and (iii) from time to time thereafter, for general partnership purposes, including acquisitions. Subject to limited exceptions, we expect the new credit facility to be secured by substantially all of the equity interests and assets of our subsidiaries, and to be jointly and severally guaranteed by substantially all of our subsidiaries.

Exchange Offer

On December 7, 2012, we completed a private offering of $500.0 million aggregate principal amount of our 6.0% Senior Notes due 2020, or the old notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer no later than 60 days after the date on which the registration statement, of which the prospectus forms a part of, is declared effective by the Commission. The following is a summary of the exchange offer.

Old notes	On December 7, 2012, we issued $500.0 million aggregate principal amount of 6.0% Senior Notes due 2020.

New notes	6.0% Senior Notes due 2020. The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will have a CUSIP number different from that of any old notes that remain outstanding after the completion of the exchange offer.

Exchange offer	We are offering to exchange up to $500.0 million aggregate principal amount of our 6.0% Senior Notes due 2020 that have been registered under the Securities Act for an equal amount of our outstanding 6.0% Senior Notes due 2020 that have not been so registered to satisfy our obligations under the registration rights agreement that we entered into when we issued the old notes in a transaction exempt from registration under the Securities Act.

Expiration date	The exchange offer will expire at 12:01 a.m., New York City time, on , 2013, unless we decide to extend it.

Conditions to the exchange offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Commission or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for tendering old notes	All of the old notes are held in book-entry form through the facilities of The Depository Trust Company, or “DTC.” To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP, and that DTC confirm that:

•	DTC has received instructions to exchange your old notes; and

•	you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer—Terms of the Exchange Offer” and “Exchange Offer—Procedures for Tendering.”

Guaranteed delivery procedures	None.

Withdrawal of tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 12:01 a.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of old notes and delivery of new notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 12:01 a.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the new notes promptly after the expiration date and acceptance of the old notes for exchange. Please read “Exchange Offer—Terms of the Exchange Offer.”

Fees and expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer—Fees and Expenses.”

Use of proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of failure to exchange old notes	If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. federal income tax consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain Federal Income Tax Consequences.”

Exchange agent	We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

Telephone: (800) 934-6802

Facsimile: (651) 495-8158

Terms of the New Notes

The new notes will be substantially identical to the old notes, except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. We sometimes refer to the new notes and the old notes, collectively, as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please read “Description of New Notes.”

Issuers	Inergy Midstream, L.P. and NRGM Finance Corp.

Securities offered	$500.0 million aggregate principal amount of 6.0% Senior Notes due 2020.

Interest rate	6.0% per annum.

Interest payment dates	Interest on the new notes will accrue from the original issue date of the old notes, December 7, 2012, and will be paid semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2013, to holders of record as of the preceding June 1 and December 1, respectively.

Maturity date	December 15, 2020

Subsidiary guarantees	The new notes will be jointly and severally guaranteed by all of our current subsidiaries (other than the co-issuer) and certain of our other future subsidiaries. If we cannot make payments on the new notes when they are due, the guarantor subsidiaries, if any, must make them instead. Please read “Description of New Notes—Subsidiary Guarantees.”

Optional redemption	We may redeem some or all of the notes at any time on or after December 15, 2016. In addition, prior to December 15, 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a specified redemption price. The redemption prices are discussed under the caption “Description of New Notes – Optional Redemption.”

Ranking	The new notes will be our general unsecured obligations. The new notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•

be effectively subordinated to all of our existing and future secured indebtedness, including our borrowings under our revolving credit facility, to the extent of the value of the assets securing the indebtedness;

•	be structurally subordinated to all future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries; and

•	rank senior in right of payment to all of our future subordinated indebtedness.

Certain covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	sell assets;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of New Notes” in this prospectus.

If the notes achieve an investment grade rating from either Moody’s or Standard & Poor’s, many of these covenants will terminate.

Transfer restrictions	The new notes generally will be freely transferable.

Form of new notes	The new notes will be represented initially by one or more global notes. Each global new note will be deposited with the trustee, as custodian for DTC.

Same-day settlement	The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The new notes will be eligible to trade in DTC’s same day funds settlement system until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds.

Trading	We do not expect to list the new notes for trading on any securities exchange.

Trustee, registrar and exchange agent	U.S. Bank National Association.

Governing law	The notes and the indenture relating to the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2012 and in our quarterly reports on Form 10-Q for the quarters ending December 31, 2012, March 31, 2013 and June 30, 2013 together with all of the other information included or incorporated by reference in this prospectus, including financial statements and related notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Relating to the Crestwood Merger

The Crestwood Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Crestwood Merger, or significant delays in completing the Crestwood Merger, could negatively affect the trading prices of Inergy Midstream common units and Crestwood common units and the future business and financial results of Inergy Midstream and Crestwood.

The completion of the Crestwood Merger is subject to a number of conditions, including the approval of the Merger Agreement by the Crestwood unitholders, which make the completion and timing of the consummation of the Crestwood Merger uncertain. Also, either Crestwood or Inergy Midstream may terminate the Merger Agreement if the Crestwood Merger has not been completed by November 5, 2013, except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Crestwood Merger to be consummated by such date.

If the Crestwood Merger is not completed, or if there are significant delays in completing the Crestwood Merger, the trading prices of Inergy Midstream common units and Crestwood common units and the respective future business and financial results of Inergy Midstream and Crestwood could be negatively affected, and each of them will be subject to several risks, including the following:

•

negative reactions from the financial markets, including declines in the price of Inergy Midstream common units or Crestwood common units due to the fact that current prices may reflect a market assumption that the Crestwood Merger will be completed;

•

having to pay certain significant costs relating to the Crestwood Merger, including, in the case of Crestwood in certain circumstances, a termination fee of $50.8 million, as described in the Merger Agreement; and

•

the attention of management of Inergy Midstream and Crestwood will have been diverted to the Crestwood Merger rather than each company’s own operations and pursuit of other opportunities that could have been beneficial to that company.

Inergy Midstream and Crestwood are subject to business uncertainties and contractual restrictions while the proposed Crestwood Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Crestwood Merger, it is possible that some customers and other persons with whom Crestwood or Inergy Midstream have business relationships may delay or defer certain business decisions as a result of the Crestwood Merger, which could negatively affect Crestwood’s and Inergy Midstream’s respective revenues, earnings and cash flow, as well as the market price of Crestwood’s and Inergy Midstream’s common units, regardless of whether the Crestwood Merger is completed.

Under the terms of the Merger Agreement, each of Crestwood and Inergy Midstream is subject to certain restrictions on the conduct of its business prior to completing the Crestwood Merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the Crestwood Merger.

Failure to successfully combine the businesses of Crestwood and Inergy Midstream in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the Inergy Midstream common units that Crestwood unitholders receive as part of the merger consideration.

The success of the Crestwood Merger will depend, in part, on the ability of Inergy Midstream to realize the anticipated benefits and synergies from combining the businesses of Inergy Midstream and Crestwood. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the Crestwood Merger may not be realized fully or at all.

Additional unanticipated costs may be incurred in the integration of the businesses of Inergy Midstream and Crestwood. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. These integration difficulties could result in declines in the market value of Inergy Midstream’s common units and, consequently, result in declines in the market value of the Inergy Midstream common units that Crestwood unitholders receive as part of the merger consideration.

Inergy Midstream and Crestwood will incur substantial transaction-related costs in connection with the Crestwood Merger.

Inergy Midstream and Crestwood expect to incur a number of non-recurring transaction-related costs associated with completing the Crestwood Merger, combining the operations of the two companies and attempting to achieve desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs.

Crestwood and Inergy Midstream may have difficulty attracting, motivating and retaining executives and other employees in light of the Crestwood Merger.

Uncertainty about the effect of the Crestwood Merger on Crestwood and Inergy Midstream employees may have an adverse effect on the combined organization. This uncertainty may impair Crestwood’s and Inergy Midstream’s ability to attract, retain and motivate personnel until the Crestwood Merger is completed. Employee retention may be particularly challenging during the pendency of the Crestwood Merger, as employees may feel uncertain about their future roles with the combined organization. If employees of Crestwood or Inergy Midstream depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined organization, the combined organization’s ability to realize the anticipated benefits of the Crestwood Merger could be reduced.

The number of outstanding Inergy Midstream common units will increase as a result of the Crestwood Merger, which could make it more difficult to pay the current level of quarterly distributions.

As of September 3, 2013, there were approximately 85.9 million Inergy Midstream common units outstanding. Inergy Midstream will issue approximately 64.7 million Inergy Midstream common units in connection with the Crestwood Merger. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that Inergy Midstream will not have sufficient funds to pay the current level of quarterly distributions to all Inergy Midstream unitholders. Using the amount of $0.40 per Inergy Midstream common unit paid with respect to the third fiscal quarter of 2013, the aggregate cash distribution paid to Inergy Midstream unitholders totaled approximately $36.9 million, including a distribution of $2.6 million to NRGY in respect of its ownership of Inergy Midstream incentive distribution rights. The combined pro forma Inergy Midstream distribution with respect to the third fiscal quarter of 2013, had the Crestwood Merger been completed prior to such distribution, would have resulted in $0.40 per unit being distributed on approximately 150.7 million Inergy Midstream common units, or a total of approximately $64.8 million including incentive distribution rights. As a result, Inergy Midstream would be required to distribute an additional $27.8 million per quarter in order to maintain the distribution level of $0.40 per Inergy Midstream common unit paid with respect to the third fiscal quarter of 2013.

Litigation filed against Crestwood and the Crestwood Board of Directors could prevent or delay the consummation of the merger or result in the payment of damages following completion of the Crestwood Merger.

In connection with the Crestwood Merger, purported unitholders of Crestwood have filed putative unitholder class action lawsuits against Crestwood and the Crestwood Board of Directors, among others. Among other remedies, the plaintiffs seek to enjoin the transactions contemplated by the Merger Agreement. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, these lawsuits could prevent or delay completion of the Crestwood Merger and result in substantial costs to Crestwood, including any costs associated with indemnification. Additional lawsuits may be filed against Crestwood or its officers or directors in connection with the Crestwood Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Crestwood Merger is consummated may adversely affect the combined partnership’s business, financial condition, results of operations and cash flows.

Risks Related to the Exchange Offer

If you fail to exchange old notes, existing transfer restrictions will remain in effect, and the market value of old notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange old notes for new notes in the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes in the exchange offer will reduce the principal amount of the currently outstanding old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding old notes that you continue to hold following the completion of the exchange offer.

Risks Related to the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the amended credit agreement that governs our credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of the notes, or to repurchase the notes upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes or that the terms on which we could refinance the notes would be favorable.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Subject to the limitations on restricted payments contained in the indenture governing the notes and in the agreements governing our credit facilities and other indebtedness, we distribute all of our “available cash” each quarter to our limited partners and our general partner. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters; and

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

As a result, we do not accumulate significant amounts of cash and thus do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

Payment of principal and interest on the notes are effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt as well as structurally subordinated to the indebtedness of any of our subsidiaries that do not guarantee the notes.

The notes are our senior unsecured debt and rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes are effectively junior to all our future secured debt, to the existing and future debt of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes. Holders of our secured obligations, including obligations under our credit facilities, will have claims that are prior to claims of holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt.

In addition, although substantially all of our domestic subsidiaries currently guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be structurally junior to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

We may not be able to repurchase the notes upon a change of control.

Upon occurrence of specific change of control events affecting us, you will have the right to require us to repurchase all or any part of your notes with a cash payment equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest. Our ability to repurchase the notes upon such a change of control would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior secured credit facilities, the notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations. Furthermore, certain change of control events would constitute an event of default under the agreement governing our credit facilities.

The change of control put right might not be enforceable.

The Chancery Court of Delaware has raised the possibility that a change in control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by either Standard & Poor’s or Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by either Standard & Poor’s or Moody’s and no default or event of default has occurred and is continuing. These covenants will not be restored if the notes are later rated below investment grade. These covenants restrict, among other things, our ability to pay distributions on our units, incur debt and enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please read “Description of New Notes—Certain Covenants—Covenant Termination.”

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facilities and the notes, on commercially reasonable terms or at all.

Your ability to transfer the notes may be limited by the absence of a trading market.

There is no organized trading market for the notes. We do not currently intend to apply for listing of the notes on any securities exchange or stock market. Although the initial purchasers informed us, when the old notes were issued, that they intended to make a market in the notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the holders of the notes.

Future trading prices of the notes will depend on many factors, including:

•	our subsidiaries’ operating performance and financial condition;

•	our ability to complete the offer to exchange the new notes for the old notes;

•	the interest of the securities dealers in making a market in the notes; and

•	the market for similar securities.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical to the form and terms of the old notes, except the new notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on all indebtedness and the amortization of deferred financing costs and interest associated with operating leases.

	Fiscal Year Ended September 30,					Nine Months Ended June 30,
	2008	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	16.70x	6.49x	6.74x	6.16x	9.41x	1.23x

EXCHANGE OFFER

We sold the old notes on December 7, 2012 pursuant to the purchase agreement, dated as of November 29, 2012, by and among us, NRGM Finance Corp., our subsidiary guarantors and the initial purchasers named therein. The old notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to use our commercially reasonable efforts to file an exchange offer registration statement after the closing date following the offering of the old notes. Now, to satisfy our obligations under the registration rights agreement, we are offering holders of the old notes who are able to make certain representations described below the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 full business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes.

Resale of New Notes

Based on no-action letters of the staff of the Commission issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us or NRGM Finance Corp. within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The staff of the Commission, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the staff of the Commission may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on such interpretations by the staff of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deliver the new notes promptly after the expiration date and acceptance of the old notes for exchange.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered in the exchange offer.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of 6.0% Senior Notes due 2020 representing old notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the old notes, and to all persons that we can identify as beneficial owners of the old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations of the Commission. Old notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 12:01 a.m., New York City time, on                 , 2013, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of old notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to extend the exchange offer,

•

if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to delay accepting any old notes or to terminate the exchange offer and not accept any notes for exchange, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to holders of the old notes. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the old notes or in the percentage of old notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of old notes.

If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

Additionally, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Determinations in the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

When We Will Issue New Notes. In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent receives, prior to 12:01 a.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us. By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of us, Finance Corp. or the guarantors; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will remain outstanding and continue to accrue interest, but will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register old notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NEW NOTES

We are offering to exchange up to $500,000,000 aggregate principal amount of our new 6.0% Senior Notes due 2020, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 6.0% Senior Notes due 2020, referred to in this prospectus as the “old notes.” We issued the old notes on December 7, 2012 in a transaction not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The old notes and the new notes are collectively referred to in this prospectus as the “notes.” The new notes will be issued, and the old notes are outstanding, under an indenture dated as of December 7, 2012, among Inergy Midstream, L.P. and NRGM Finance Corp., as issuers, the Subsidiary Guarantors (as defined below) party thereto and U.S. Bank National Association, as trustee, as supplemented and amended. You can find the definition of various terms used in this Description of New Notes under “—Certain Definitions” below.

This Description of New Notes is intended to be a useful overview of the material provisions of the notes, the guarantees and the indenture. Since this Description of New Notes is only a summary, you should refer to the indenture, including the two supplemental indentures thereto, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights.

In this description, the term “Company,” “us,” “our” or “we” refers only to Inergy Midstream, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to NRGM Finance Corp. and the term “Issuers” refers to the Company and Finance Corp.

If the exchange offer is consummated, Holders of old notes who do not exchange their old notes for new notes will vote together with the Holders of the new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by Holders of specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the indenture. In determining whether Holders of the requisite percentage in aggregate principal amount of notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the Holders of these old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of New Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes then outstanding.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes. The notes:

•	are general unsecured obligations of the Issuers;

•	are non-recourse to our general partner;

•	are equal in right of payment with all existing and future Senior Debt (as defined below) of either of the Issuers; and

•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees. Currently, the notes are guaranteed by all of the Company’s existing domestic subsidiaries (other than Finance Corp).

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor; and

•	is equal in right of payment with all existing and future Senior Debt of that Guarantor.

The indenture permits us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

All of our existing subsidiaries have guaranteed the notes. However, under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired subsidiaries may not guarantee the notes.

In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Currently, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Issuers issued the old notes with an initial maximum aggregate principal amount of $500.0 million. In addition to the new notes offered hereby and the old notes, the Issuers may issue additional notes from time to time after this offering, provided that the additional notes are fungible with the initial notes for U.S. federal income tax purposes so that such additional notes will trade as part of a single class with the initial notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any old notes remaining outstanding after the completion of the exchange offer and any additional notes subsequently issued under the indenture, together with all new notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers may issue notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on December 15, 2020.

Interest on the notes accrues at the rate of 6.0% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013. The Issuers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

In the case of the new notes, all interest accrued on the old notes from the original issue date, December 7, 2012, will be treated as having accrued on the new notes that are issued in exchange for the old notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

Initially, the trustee is acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

All of our domestic Subsidiaries, excluding Finance Corp., have guaranteed the old notes on a senior unsecured basis, and they will guarantee the new notes on the same basis. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be sufficient to prevent the Subsidiary Guarantees from being voided in bankruptcy. Please read “Risk Factors—Risks Related to the Notes—The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) such sale or other disposition does not violate the “Asset Sale” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture, and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition;

(3)	if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”;

(5)	at such time as that Guarantor ceases to guarantee any other Indebtedness of either of the Issuers or another Guarantor, provided that it is then no longer an obligor with respect to any Indebtedness under any

Please read “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to December 15, 2015, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.0% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 150 days of the date of the closing of such Equity Offering.

On and after December 15, 2016, the Issuers may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentages
2016	103.000%
2017	101.500%
2018 and there after	100.000%

Prior to December 15, 2016, the Issuers may on one or more occasions redeem all or part of the notes at a redemption price equal to the sum of:

(1)	the principal amount thereof, plus

(2)	the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of global notes, the notes represented thereby will be selected in accordance with DTC’s prescribed method).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional, except that any redemption described in the first paragraph under “—Optional Redemption” may, at the Issuers’ discretion, be subject to completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption without a condition precedent become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to at least 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On or before the Change of Control Settlement Date, the Company will, to the extent lawful accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Credit Agreement provides that certain change of control events with respect to the Company and the General Partner would constitute a default or require repayment of the Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company (or the third party making the Change of Control Offer in lieu of the Company) purchases all of the notes held by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the

Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the date of the indenture is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	to repay, redeem or otherwise retire Senior Debt, including the notes;

(2)	to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

(3)	to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

(4)	to make capital expenditures; or

(5)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)	if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus with respect to the Company’s preceding fiscal quarter, plus

(b)	100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the date of the indenture (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)	if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on limited partnership interests of the Company, plus the related distribution on the general partner interest and any distributions made with respect to incentive distribution rights), is less than the sum, without duplication, of:

(a)	$150.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date of the indenture, plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

(2)	the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3)	the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; or

(5)	the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year, with any portion of such $2.0 million amount that is unused in any calendar year to be carried forward to succeeding calendar years and added to such amount.

The amount of all Restricted Payments (other than cash) will be the fair market value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the fair market value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term. For purposes of determining compliance with this “Restricted Payments” covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the clauses (1) through (5) of the next preceding paragraph of this covenant, or is permitted pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the first paragraph of this covenant, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue other preferred securities, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or other preferred securities are issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or other preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (a) $750.0 million or (b) the sum of $500.0 million and 25.0% of the Company’s Consolidated Net Tangible Assets;

(2)	the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the old notes and the related Subsidiary Guarantees and (b) the Exchange Notes (including the new notes) and the related Subsidiary Guarantees issued pursuant to any registration rights agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets at such time;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting any one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;

(9)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11); and

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount then outstanding, not to exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on the date of the indenture shall be considered incurred under clause (1) of the first paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any other Restricted Subsidiary to other Indebtedness incurred by the Company or any other Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(6)	Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	any instrument governing Indebtedness of an FERC Subsidiary, provided that such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(14)

with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the General Partner, whose determination shall be conclusive; and

(15)	any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the Indenture or the Credit Agreement as it exists on the date of the indenture; and

(16)	the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Capital Stock).

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1)	either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	in the case of a transaction involving the Company and not Finance Corp., either:

(a)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b)	immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; and

(5)	such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1)	the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(4)	immediately after such reorganization no Default or Event of Default exists; and

(5)	such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (1) of this covenant and has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or awards pursuant thereto;

(2)	transactions between or among any of the Company and its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in such Person;

(4)	transactions permitted by the terms of (a) the Partnership Agreement and the Omnibus Agreement with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and (b) any other agreements with NRGY and its subsidiaries that are identified in the indenture, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

(5)	customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, a Restricted Subsidiary of the Company or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

(7)	Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either (a) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or (b) a Permitted Investment, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Guarantor, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within ten Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described in clause (5) under “—Subsidiary Guarantees.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(1) the Company or that Restricted subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in accordance with the definition of that term; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Redemption at the Option of Holders—Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company or another of its Restricted Subsidiaries, used to acquire outstanding debt securities issued by the Company or another of its Restricted Subsidiaries or used to repay Indebtedness of the Company or another of its Restricted Subsidiaries as permitted under the covenant described about under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and

Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if principal, premium, if any, and interest have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The availability of the foregoing information on the Commission’s website is deemed to satisfy the foregoing delivery requirements.

Covenant Termination

If at any time (a) the rating assigned to the notes by either S&P or Moody’s is an Investment Grade Rating, (b) no Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers’ certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described above under the caption “—Certain Covenants”:

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates,” And

•	“— Business Activities.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described above under the caption “—Covenants”:

•	“—Liens,”

•	“—Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of such covenant),”

•	“—Designation of Restricted and Unrestricted Subsidiaries,”

•	“—Additional Subsidiary Guarantees,”

•	“—Reports,”

•	“— Sale and Leaseback Transactions” (other than the financial tests set forth in clauses (1)(a) and (3) of such covenant), and

•	the covenant respecting payments for consent described below in the last paragraph under the caption “—Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an Event of Default:

•	(1) default for 30 days in the payment when due of interest on the notes;

•	(2) default in payment when due of the principal of, or premium, if any, on the notes;

•

(3) failure by the Company to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

•	(4) failure by the Company for 180 days after notice to comply with the provisions described under “—Certain Covenants—Reports”;

(5)	failure by the Company for 60 days after notice to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.

The Issuers are required to deliver to the trustee annually an officers’ certificate regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

Neither the General Partner nor any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus will not be deemed to adversely affect such legal rights;

(5)	to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7)	to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9)	to provide for the reorganization of the Company as any other form of entity in accordance with the second paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets”; or

(10)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)	in the case of clause (1)(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings), and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the agreements or instruments governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee, U.S. Bank National Association, is a lender under the Credit Agreement. For so long as the trustee is a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The new notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct participant in DTC that has exchanged old notes for new notes in the exchange offer, as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. Please read “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of a beneficial interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s same-day funds settlement system, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2)	a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5)	the disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	any trade or exchange by the Company or any Restricted Subsidiary of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(8)	the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(9)	dispositions in connection with Permitted Liens;

(10)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)	with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Kansas City, Missouri or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the indenture will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted

Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Decline within 90 days thereof;

(4)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners identified in clause (1), (2), (4), (5), (6) or (7) of the definition of Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of NRGY GP or of NRGY, measured by voting power rather than number or percentage of membership interests, at a time when NRGY still Beneficially Owns more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number or percentage of membership interests, which occurrence is followed by a Rating Decline within 90 days thereof; or

(5)	the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days thereof.

Notwithstanding the preceding, (i) the consummation of any of the Crestwood-Inergy Combination Transactions shall be deemed not to constitute or result in a Change of Control regardless of any Rating Decline subsequent thereto and (ii) a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” excluding any Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary, unusual or non-recurring items of loss or expense, to the extent such items were deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 815 will be excluded; and

(5)	any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of the Qualifying Owners or of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2011, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Crestwood-Inergy Combination Transactions” means the transactions contemplated by the following agreements: (i) the Agreement and Plan of Merger dated as of May 5, 2013, by and among Crestwood Midstream Partners LP, Crestwood Gas Services GP LLC, Crestwood Holdings LLC, Inergy Midstream, L.P., NRGM GP, LLC, Inergy, L.P. and Intrepid Merger Sub, LLC; (ii) the Contribution Agreement dated as of May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, Inergy, L.P. and Inergy GP, LLC; (iii) the Follow-On Contribution Agreement dated May 5, 2013, by and among Crestwood Gas Services GP LLC, Crestwood Holdings LLC, Inergy, L.P. and Inergy GP, LLC and (iv) the Purchase and Sale Agreement dated May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, NRGP Limited Partner, LLC and Inergy Holdings GP, LLC.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture, provided that at any time on or after a Change of Control, any sale of Capital Stock to an Affiliate of the Company shall not be deemed an Equity Offering.

“Exchange Notes” means the notes issued in an Exchange Offer pursuant to the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph under the covenant entitled “Certain Covenants – Incurrence of Indebtedness and Issuance of Preferred Stock” and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the General Partner in the case of amounts of $25.0 million or more and otherwise by an officer of the General Partner.

“FERC Subsidiary” means a Restricted Subsidiary of the Company that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission (or any successor thereof).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Obligation applicable to such Indebtedness, but if the remaining term of such interest Hedging Obligation is less than 12 months, then such interest Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company (1) that is not a Domestic Subsidiary and (2) that has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means NRGM GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company or as the business entity with the ultimate authority to manage the business and operations of the Company.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1)	the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and

(2)	any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the

Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal or right of first offer be deemed to constitute a Lien.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at December 15, 2016 plus (ii) any required interest payments due on such note through December 15, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4)	any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions, or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except for Customary Recourse Exceptions and as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“NRGY” means Inergy, L.P., a Delaware limited partnership, and any successor thereto.

“NRGY GP” means Inergy GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of NRGY or as the business entity with the ultimate authority to manage the business and operation of NRGY.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Omnibus Agreement” means the Omnibus Agreement, dated December 21, 2011, by and among NRGY GP, NRGY, the General Partner and the Company.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated as of December 21, 2011, as in effect on the date of the indenture and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, fractionating, marketing, distributing, storing or otherwise handling Hydrocarbons or sodium chloride, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1)	either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2)	if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company (including through purchases of notes or other Senior Debt);

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from:

(a)	an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(b)	pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	Hedging Obligations permitted to be incurred under the “Certain Covenants – Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8)	Permitted Business Investments; and

(9)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of $50.0 million or 5.0% of the Company’s Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary of the Company.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under any of the Credit Facilities;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6)	Liens on any property or asset acquired, constructed or improved by the Company or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(7)	Liens existing on the date of the indenture other than Liens securing the Credit Facilities;

(8)	Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10)	Liens on pipelines or pipeline facilities that arise by operation of law;

(11)

Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(12)	Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees, as the case may be;

(14)	Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens”;

(15)	Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(16)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of $50.0 million or 5.0% of the Company’s Consolidated Net Tangible Assets; and

(17)	any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (15) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualifying Owners” means (1) the holders of Capital Stock of Inergy Holdings GP, LLC on the date of the indenture, (2) John J. Sherman or any of his Affiliates, (3) NRGY and its Subsidiaries, (4) the John J. Sherman Revocable Trust, (5) the John J. Sherman Grantor Retained Annuity Trust I, (6) any other trust or similar estate planning vehicle established by John J. Sherman and (7) Inergy Holdings GP, LLC so long as it is controlled by one or more of the holders of its Capital Stock on the date of the indenture.

“Rating Category” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or a Restricted Subsidiary) and the Company or a Restricted Subsidiary leases it from such Person.

“Senior Debt” means

(1)	all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b)	any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences of the exchange of old notes for the new notes pursuant to this exchange offer. This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

We believe that the exchange of old notes for new notes in the exchange offer will not constitute a taxable event. The new notes will be treated as a continuation of the old notes. Consequently, you will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange offer, your basis in the new note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange, and your holding period in the new note will include your holding period in the old note. The United States federal income tax consequences of holding and disposing of a new note received in the exchange offer will be the same as the United States federal income tax consequences of holding and disposing of an old note.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty in connection with the exchange of old notes for new notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act of us or NRGM Finance Corp.; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the registration statement relating to the exchange offer. On this basis, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver this prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the exchange date (as such period may be extended), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the manner indicated in the letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Vinson & Elkins L.L.P. has issued an opinion about the legality of the new notes.

EXPERTS

Inergy Midstream, L.P.

The consolidated financial statements of Inergy Midstream, L.P. appearing in Inergy Midstream L.P.’s Annual Report on Form 10-K for the year ended September 30, 2012 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements and schedule given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rangeland Energy, LLC as of December 31, 2011 and 2010 and for the period from October 19, 2009 to December 31, 2011 and from October 19, 2009 to December 31, 2010 appearing in the Inergy Midstream, L.P. Current Report on Form 8-K filed with the SEC on November 26, 2012 have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report thereon and included therein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Crestwood

The consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated in this prospectus by reference from the Current Report on Form 8-K of Crestwood Midstream filed on May 10, 2013, and the effectiveness of Crestwood Midstream Partners LP and subsidiaries internal control over financial reporting as of December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which the report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effect of the common control acquisition of Crestwood Marcellus Midstream LLC), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Crestwood Marcellus Midstream LLC incorporated in this prospectus by reference from the Crestwood Midstream Partners LP Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us or Crestwood at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer, and that is deemed “filed,” with the SEC (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) will be incorporated by reference and automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended September 30, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2012 , the quarterly period ended March 31, 2013 and the quarterly period ended June 30, 2013; and

•

our Current Reports on Form 8-K or Form 8-K/A filed on November 5, 2012, November 20, 2012, November 26, 2012, November 30, 2012, December 13, 2012, May 6, 2013, May 9, 2013, May 29, 2013, June 7, 2013, June 19, 2013, August 1, 2013, August 6, 2013, August 26, 2013 and August 28, 2013.

In addition, all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and that is deemed “filed” with the SEC, shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of any Inergy Midstream document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number.

Inergy Midstream, L.P.

Investor Relations

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

Crestwood’s Filings

•	Annual Report on Form 10-K (except for Item 6, Item 7, Item 7A and Item 8) for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013 and the quarterly period ended June 30, 2013; and

•	Current Report on Form 8-K filed on May 10, 2013.

You may request a copy of any Crestwood document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning Crestwood at the following address or telephone number:

Crestwood Midstream Partners LP

Attention: Investor Relations

700 Louisiana Street, Suite 2060

Houston, Texas 77002

(832) 519-2200

Inergy Midstream and Crestwood also make available free of charge on their internet websites at www.inergylp.com and www.crestwoodlp.com, respectively, the reports and other information filed by Inergy Midstream and Crestwood with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither Inergy Midstream’s nor Crestwood’s websites, nor the information contained on their websites, is part of this prospectus or the documents incorporated by reference.

ANNEX A

LETTER OF TRANSMITTAL

to Tender

Outstanding 6.0% Senior Notes due 2022

of

INERGY MIDSTREAM, L.P.

NRGM FINANCE CORP.

Pursuant to the Exchange Offer and Prospectus dated                 , 2013

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

Attention: Specialized Finance

60 Livingston Avenue

St. Paul, Minnesota 55107

Telephone: (800) 934-6802

Facsimile: (651) 495-8158

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING UNREGISTERED 6.0% SENIOR NOTES DUE 2020 (THE “OLD NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF REGISTERED 6.0% SENIOR NOTES DUE 2020 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OLD NOTES TO THE EXCHANGE AGENT PRIOR TO 12:01 A.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated                 , 2013 (the “Prospectus”), of Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), and NRGM Finance Corp., a Delaware corporation (“Finance Corp.”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the offer (the “Exchange Offer”) of the Partnership and Finance Corp. (collectively, the “Issuers”) to exchange their 6.0% Senior Notes due 2020 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuers’ issued and outstanding 6.0% Senior Notes due 2020 (the “Old Notes”) that have not been registered under the Securities Act. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral or written notice prior to 9:00 am., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

DTC has received your instructions to tender your Old Notes; and

You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of Old Notes.

3. The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuers as to the terms and conditions set forth in the Prospectus.

4. The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Partnership or Finance Corp. within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

5. By tendering Old Notes in the Exchange Offer, you represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. you have no arrangement or understanding with any person to participate in the distribution of such New Notes in violation of the provisions of the Securities Act;

c. you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Partnership, Finance Corp. or the guarantors; and

d. if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the New Notes.

6. You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your

Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of December 7, 2012, relating to the 6.0% Senior Notes due 2020 (the “Registration Rights Agreement”), by and among the Partnership, Finance Corp., the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, Attention: Michael J. Campbell. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, NRGM GP, LLC, the general partner of the Partnership (the “General Partner”), Finance Corp., each of the directors and officers of either the General Partner or Finance Corp. who signs such shelf registration statement on behalf of the Partnership or Finance Corp., each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7. If you are not a broker-dealer, you represent that you are not engaged in, and do not intend to engage in, a distribution of New Notes. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The Partnership will furnish you with copies of the Prospectus, as then amended or supplemented, for such purpose upon your written request to the Partnership at its address indicated in the preceding paragraph. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 12:01 A.M., New York City time, on the Expiration Date.

2. Partial Tenders.

Tenders of Old Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire aggregate principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire aggregate principal amount of all Old Notes is not tendered, then Old Notes for the aggregate principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding on all parties. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC as soon as practicable following the Expiration Date.

Until                     , 2013 all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Inergy Midstream, L.P.

NRGM Finance Corp.

Offer to Exchange

up to

$500,000,000 of 6.0% Senior Notes due 2020

that have been registered under the Securities Act of 1933

for

$500,000,000 of 6.0% Senior Notes due 2020

that have not been registered under the Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

NRGM GP, LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of NRGM GP, LLC (“NRGM GP”), the general partner of Inergy Midstream, L.P., provides that NRGM GP will, to the extent deemed advisable by NRGM GP’s board of directors, indemnify any person who is or was an officer or director of NRGM GP, the record holder of NRGM GP’s voting shares, and any person who is or was an officer, director or affiliate of the record holder of NRGM GP’s voting shares, from liabilities arising by reason of such person’s status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of NRGM GP and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of NRGM GP are also indemnified by Inergy Midstream, L.P., as described below.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NRGM GP pursuant to the foregoing provisions, NRGM GP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Inergy Midstream, L.P.

Section 17-108 of the Delaware Revised Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The partnership agreement of Inergy Midstream, L.P. provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partners;

•	any departing general partner;

•	any person who is or was an affiliate of our general partners or any departing general partner;

•

any person who is or was a member, partner, officer, director employee, agent or trustee of our general partners or any departing general partner or any affiliate of our general partners or any departing general partner; or

•

any person who is or was serving at the request of our general partners or any departing general partners or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Inergy Midstream, L.P. pursuant to the foregoing provisions, Inergy Midstream, L.P. has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

NRGM Finance Corp.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a Delaware corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any indemnification under subsections (a) and (b) of section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of section 145 of the DGCL. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that a Delaware corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under section 145 of the DGCL. Also, the bylaws of NRGM Finance Corp. provide for the indemnification of directors and officers of and such directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NRGM Finance Corp. pursuant to the foregoing provisions, NRGM Finance Corp.

has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

(c) Report, Opinion or Appraisal:

None.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, each of the undersigned registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 4th day of September, 2013.

INERGY MIDSTREAM, L.P.

By:	NRGM GP, LLC, its General Partner

By:	/s/ Michael J. Campbell
Name:	Michael J. Campbell
Title:	Senior Vice President and Chief Financial Officer

Each person whose signature appears below appoints Robert G. Phillips and Michael J. Campbell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 4th day of September, 2013.

Signature	Title

/s/ Robert G. Phillips	Chief Executive Officer and Director (Principal Executive Officer)
Robert G. Phillips

/s/ Michael J. Campbell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Michael J. Campbell

/s/ Michael D. Lenox	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Michael D. Lenox

/s/ John J. Sherman	Director
John J. Sherman

/s/ Warren H. Gfeller	Director
Warren H. Gfeller

/s/ Arthur B. Krause	Director
Arthur B. Krause

/s/ Randy E. Moeder Randy E. Moeder	Director

/s/ Michael G. France	Director
Michael G. France

Director
David M. Wood

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 4th day of September, 2013.

NRGM FINANCE CORP.
INERGY STORAGE, INC.

By:	/s/ Michael J. Campbell
Name:	Michael J. Campbell
Title:	Senior Vice President and Chief Financial Officer

Each person whose signature appears below appoints Robert G. Phillips and Michael J. Campbell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 4th day of September, 2013.

Signature	Title

/s/ Robert G. Phillips Robert G. Phillips	Chief Executive Officer and Sole Director (Principal Executive Officer)

/s/ Michael J. Campbell Michael J. Campbell	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

/s/ Michael D. Lenox Michael D. Lenox	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 4th day of September, 2013.

ARLINGTON STORAGE COMPANY, LLC

CENTRAL NEW YORK OIL AND GAS

COMPANY, L.L.C.

FINGER LAKES LPG STORAGE, LLC

INERGY GAS MARKETING, LLC

US SALT, LLC

INERGY CRUDE LOGISTICS, LLC

INERGY TERMINALS, LLC

INERGY DAKOTA PIPELINE, LLC

INERGY MIDSTREAM OPERATIONS, LLC

By:	/s/ Michael J. Campbell
Name:	Michael J. Campbell
Title:	Senior Vice President and Chief Financial Officer

Each person whose signature appears below appoints Robert G. Phillips and Michael J. Campbell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 4th day of September, 2013.

Signature	Title

/s/ Robert G. Phillips Robert G. Phillips	President and Chief Executive Officer and Representative (Principal Executive Officer)

/s/ Michael J. Campbell Michael J. Campbell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael D. Lenox Michael D. Lenox	Vice President and Chief Accounting Officer (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 5, 2013, by and among Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Inergy, L.P., Crestwood Holdings LLC, Crestwood Midstream Partners LP and Crestwood Gas Services GP LLC (incorporated herein by reference to Exhibit 2.1 to Inergy Midstream, L.P.’s Form 8-K filed on May 9, 2013).

3.1	Certificate of Limited Partnership of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 3.4 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011).

3.2	First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated as of December 21, 2011 (incorporated herein by reference to Exhibit 4.2 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011).

3.3*	Certificate of Incorporation of NRGM Finance Corp.

3.4*	Bylaws of NRGM Finance Corp.

3.5	Certificate of Formation of Arlington Storage Company, LLC (incorporated herein by reference to Exhibit 3.49 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.6	First Amended and Restated Limited Liability Company Agreement of Arlington Storage Company, LLC (incorporated herein by reference to Exhibit 3.50 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011)

3.7	Articles of Organization of Central New York Oil And Gas Company, L.L.C. (incorporated herein by reference to Exhibit 3.40 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.8	Certificate of Amendment of Articles of Organization of Central New York Oil And Gas Company, L.L.C. (incorporated herein by reference to Exhibit 3.41 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.9	Second Amended and Restated Operating Agreement of Central New York Oil And Gas Company, L.L.C. (incorporated herein by reference to Exhibit 3.42 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.10	Certificate of Formation of Finger Lakes LPG Storage, LLC (incorporated herein by reference to Exhibit 3.14 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.11	Certificate of Amendment to Formation of Finger Lakes LPG Storage, LLC (incorporated herein by reference to Exhibit 3.15 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.12	Limited Liability Company Agreement of Finger Lakes LPG Storage, LLC (incorporated herein by reference to Exhibit 3.16 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.13	Certificate of Organization of Inergy Gas Marketing, LLC (incorporated herein by reference to Exhibit 3.17 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.14	Certificate of Amendment to Certificate of Formation of Inergy Gas Marketing, LLC (incorporated herein by reference to Exhibit 3.18 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.15	Certificate of Amendment of Articles of Organization of Inergy Gas Marketing, LLC (incorporated herein by reference to Exhibit 3.19 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.16	Amended and Restated Limited Liability Company of Inergy Gas Marketing, LLC (incorporated herein by reference to Exhibit 3.20 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.17	Certificate of Formation of Inergy Pipeline East, LLC (incorporated herein by reference to Exhibit 3.23 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.18	Limited Liability Company Agreement of Inergy Pipeline East, LLC (incorporated herein by reference to Exhibit 3.24 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

Exhibit Number	Description
3.19	Certificate of Incorporation of Inergy Storage, Inc. (incorporated herein by reference to Exhibit 3.21 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.20	Bylaws of Inergy Storage, Inc. (incorporated herein by reference to Exhibit 3.22 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.21	Certificate of Formation of US Salt, LLC (incorporated herein by reference to Exhibit 3.45 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.22	Certificate of Amendment to Certificate of Formation of US Salt, LLC (incorporated herein by reference to Exhibit 3.46 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.23	Certificate of Amendment to Certificate of Formation of US Salt, LLC (incorporated herein by reference to Exhibit 3.47 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.24	Second Amended and Restated Limited Liability Company Agreement of US Salt, LLC (incorporated herein by reference to Exhibit 3.48 to Inergy, L.P.’s Form S-4/A filed on April 22, 2011).

3.25*	Certificate of Formation of Rangeland Energy, LLC.

3.26*	Certificate of Amendment of Rangeland Energy, LLC.

3.27*	Amended and Restated Limited Liability Company Agreement of Inergy Crude Logistics, LLC.

3.28*	Certificate of Formation of Rangeland Pipeline, LLC.

3.29*	Certificate of Amendment of Rangeland Pipeline, LLC.

3.30*	Amended and Restated Limited Liability Company Agreement of Inergy Dakota Pipeline, LLC.

3.31*	Certificate of Formation of Rangeland Terminals, LLC.

3.32*	Certificate of Amendment of Rangeland Terminals, LLC.

3.33*	Amended and Restated Limited Liability Company Agreement of Inergy Terminals, LLC.

3.34*	Certificate of Formation of Inergy Midstream Operations, LLC.

3.35*	Limited Liability Company Agreement of Inergy Midstream Operations, LLC.

4.1	Indenture, dated as of December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors party thereto and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to Inergy Midstream, L.P.’s Form 8-K filed on December 13, 2012).

4.2	Registration Rights Agreement, dated as of December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to Inergy Midstream, L.P.’s Form 8-K filed on December 13, 2012).

4.3	First Supplemental Indenture dated as of January 18, 2013, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors party thereto and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to Inergy Midstream, L.P.’s Form 10-Q filed on February 6, 2013).

4.4*	Second Supplemental Indenture dated as of May 22, 2013, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors party thereto and U.S. Bank National Association.

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Omnibus Agreement, dated December 21, 2011, by and among Inergy GP, LLC, Inergy, L.P., NRGM GP, LLC and Inergy Midstream, L.P. (incorporated by reference to Exhibit 10.2 to Inergy Midstream, L.P.’s Form 8-K filed on December 21, 2011).

Exhibit Number	Description
10.2	Inergy Midstream, L.P. Long-Term Incentive Plan, adopted as of December 21, 2011 (incorporated herein by reference to Exhibit 4.3 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011).

10.3	Inergy Midstream, L.P. Long-Term Incentive Plan Restricted Unit Award Agreement (incorporated herein by reference to Exhibit 4.4 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011).

10.4	Inergy Midstream, L.P. Employee Unit Purchase Plan, adopted as of December 21, 2011 (incorporated herein by reference to Exhibit 4.5 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011).

10.5	Tax Sharing Agreement, dated December 21, 2011, by and among Inergy, L.P. and Inergy Midstream, L.P. (incorporated by reference to Exhibit 10.6 to Inergy Midstream, L.P.’s Form 8-K filed on December 21, 2011).

10.6	Credit Agreement, dated December 21, 2011, among Inergy Midstream, L.P., as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.7 to Inergy Midstream, L.P.’s Form 8-K filed on December 21, 2011).

10.7	Common Unit Purchase Agreement dated as of November 3, 2012 between Inergy Midstream, L.P. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to Inergy Midstream, L.P.’s Form 8-K filed on November 5, 2012).

10.8	Amendment No. 1 to Credit Agreement dated November 16, 2012 among Inergy Midstream, L.P. and JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 to Inergy Midstream, L.P.’s Form 8-K filed on November 16, 2012).

10.9	Registration Rights Agreement, dated as of December 7, 2012, by and among Inergy Midstream, L.P. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to Inergy Midstream, L.P.’s Form 8-K filed on December 13, 2012).

10.10	Voting Agreement, dated as of May 5, 2013, by and among Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Crestwood Gas Services GP LLC, Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC and Crestwood Midstream Partners LP (incorporated herein by reference to Exhibit 10.1 to Inergy Midstream, L.P.’s Form 8-K filed on May 9, 2013).

10.11	Option Agreement, dated as of May 5, 2013, by and among Inergy, L.P., Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Crestwood Gas Services GP LLC, Crestwood Gas Services Holdings LLC and Crestwood Holdings LLC (incorporated herein by reference to Exhibit 10.2 to Inergy Midstream, L.P.’s Form 8-K filed on May 9, 2013).

12.1*	Computation of ratio of earnings to fixed charges.

21.1	List of subsidiaries of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 21.1 to Inergy Midstream, L.P.’s Form 10-K filed on November 21, 2012).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Weaver & Tidwell, L.L.P.

23.3	Consent of Deloitte & Touche LLP.

23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this registration statement).

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.

99.1*	Form of Letter of Transmittal (included as Annex A to the prospectus).

*	Filed herewith.